EXHIBIT 99.1

Investor Relations Firm:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: newn@crescendo-ir.com

New Energy Systems Group Posts Presentation on Investor Roadshow Website;
Reaffirms Guidance of $1.23 Per Share for Calendar 2010, Excluding Acquisition Related Expenses

New York and Shenzhen – March 4, 2010 – New Energy Systems Group (OTCBB: NEWN), a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems, today announced that it has posted its investor presentation along with an audio recording on the Investor Roadshow website (www.InvestorRoadshow.com), an online portal for connecting investors with executives of publicly traded companies. The Company also reaffirmed its guidance of $1.23 per share for calendar 2010, excluding acquisition related expenses.

Mr. Fushun Li, Chief Executive Officer, commented, “We are very well positioned for growth in 2010 with our two recent acquisitions, Anytone and NewPower.  The integration has progressed seamlessly and we are already benefitting from the synergies of the combined companies.  We have also launched our international expansion, including our recently announced distribution agreement with A-Solar to act as exclusive selling agent for our solar mobile iPhone and iPod chargers in the U.K., Germany, Belgium, the Netherlands and Luxembourg. As such, we are extremely confident in our prior guidance for 2010 projected net income of at least $15.6 million, or $1.23 per share, excluding non-cash charges related to the acquisitions.  Based on our current EPS guidance, we are currently trading at approximately six times our 2010 earnings estimate.  Moreover, we have a clean capital structure, our balance sheet is very healthy, and we do not anticipate issuing additional equity in the near future.  Finally, we have significant excess production capacity and can achieve our 2010 growth targets without incurring meaningful additional capital expenditures. We will be providing our fourth quarter and calendar year 2009 financial results within the next few weeks. In the meantime, we are working to facilitate expanded access to our corporate presentation by making it available for review at the Investor Roadshow website.”

About Investor Roadshow

Investor Roadshow brings the experience of attending a one-on-one meeting or group presentation with corporate management direct to your home or office. For qualified institutions and individual investors, a live one-on-one virtual meeting can be arranged through the site that suits investors busy schedules, complete with Q&A. Investors can also utilize the site to request additional information from the featured companies. The proprietary Investor Roadshow technology, powered by Equisolve, seamlessly integrates with the company’s own IR website.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company’s end-user consumer products are sold under the Anytone brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy’s end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, greater production capacity and higher profit margins in 2010. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future results. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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